Kepis & Pobe Investments Inc.
2100 1075 West Georgia Street
Vancouver, B.C. V6E 3G2

May 23, 2007
Private & Confidential

Cheetah Oil& Gas Ltd.

Attn: Ian McKinnon
Chairman & CEO
Via Email: ihmckinnon@shaw.ca

Re: Proposal for a Farm-in to the Papua New Guinea Licenses (the"Proposal")

Kepis & Pobe Investments Inc. ("**KPI**") is pleased to provide this Proposal containing the principal terms and conditions whereby KPI or its permitted assignee (the " **Farmee**") would, by way of farmin, earn a working interest in the Papua New Guinea petroleum prospects and licenses comprising approximately 8,400,000 acres (the " **Licenses**") from Cheetah Oil & Gas Ltd. ("**Cheetah**") or Cheetah's subsidiary. Cheetah is referred to as the "**Farmor**" and each of KPI and Cheetah are referred to as a "**Party**" or collectively as the "**Parties**".

The key elements of the Proposal are as follows:

1. **Farm-in Terms**

The principal farm-in terms are:

a) The Farmee will cooperate with the Farmor to settle the approximately $13,500,000 in debts owing by the Farmor (the "**Debt**") and the Farmee will also pay 100% of the first $11.5 million of the costs and expenses to conduct exploration and development work on the Licenses ("**Earning**") to earn an undivided 90% working interest in the Licenses (the "**Earned Interest**"). In the event the Farmee is advised there will be any difficulty in registering the Farmee's working interest in the Licenses with the relevant authority in Papua New Guinea, the Farmee may alternatively acquire an equivalent interest in the relevant subsidiary of Cheetah which holds the interest in the Licenses. The Farmee will provide the Farmor with notice in writing of the Earning (the "**Earning Notice**"). To the

extent the Farmor and Farmee are successful in negotiating a reduction in the amount of the Debt, the amount of such reduction shall be added to the $11.5m work commitment referred to above.

b) After Earning each Party will be responsible for the payment of its working interest share of costs and expenses relating to the Licenses.

c) The Farmor shall grant the Farmee a right of first refusal on the Farmor's retained 10% working interest in the Licenses with a minimum of a 120 day notice period for the Farmee to exercise the right of first refusal.

d) Farmee will act as operator of the Licenses, both before and after Earning, and the rights of the Parties will be subject to a joint operating agreement to be negotiated by the Parties.

e) Ian McKinnon will agree to become a member of the board of directors of the Farmee or the parent company of the Farmee, which is anticipated to be a public company.

2. Permits and Authorizations

(a) Following the execution of the formal agreements Farmee and Farmor shall cooperate to obtain all necessary authorizations and permits for exploration and development of the Licenses to allow the Earning to be completed in a commercial acceptable time frame and manner.

(b) Upon execution of this Proposal, the Farmee will be provided with full access to all data on the Licenses in the possession of the Farmor or the Farmor's agents or consultants, in order to allow the Farmee to conduct appropriate due diligence on the Licenses.

3. Formal Agreements and Conditions Precedent

Formal documentation incorporating the terms hereof shall be completed within 30 business days of the acceptance of this Proposal. The Proposal is also subject to the following conditions precedent that are for the sole benefit of the Farmee and may be waived by the Farmee in its sole discretion:

(a) completion of due diligence satisfactory to the Farmee prior to the closing of the transaction contemplated in the Proposal;
(b) successful settlement of the approximately $13.5m in debts referred to in section 1(a) above; and
(c) completion of a 51-101 geological report on the Licenses prior to closing of the transaction contemplated in this Proposal.

4. Confidentiality

(a) Each Party covenants and undertakes in favor of the other Party that except as permitted below, it shall not disclose to any person, other than its "Representatives" (as defined below), the fact that Parties are in discussions in respect of the proposed transactions, the content of any such discussions or any of the terms, conditions or any facts with respect to the proposed transactions ("Confidential Information"), without the consent of the other Parties; and

(b) In this paragraph, a Party's "Representatives" includes its and its affiliates' directors, officers or employees; legal, engineering, accounting or financial consultants; and current or prospective underwriters, lenders, insurers or other persons providing financing.

5. Exclusivity

From and after the date on which this Proposal is accepted by the Farmor until the Farmee's Earning rights are terminated or are superseded by formal agreements, Farmor covenants in favour of Farmee that itself and it shall not permit any of its affiliates to:

(a) sell or otherwise dispose of, grant in favour of any person an option or other right to buy, or encumber Farmor's interest in the Licenses which would be farmed out hereunder;

(b) sell or otherwise dispose of, grant in favour of any person an option or other right to buy any of the shares in its affiliate that directly holds an interest in the Licenses or any intermediary corporation that directly or indirectly controls such direct interest holder which would adversely affect the transaction contemplated herein; or

(c) solicit any offers for or respond to any unsolicited offers for any of the rights or interest described in (a) above or conduct any negotiations or discussion relating to the any of those interest with any person other than the Farmee;

or agree or otherwise commit to do any of the forgoing. If Farmor is currently conducting any discussions or negotiations with any person other than the Farmee in respect to any of the foregoing, they shall terminate such discussion or negotiations immediately after the acceptance of this Proposal.

6. Costs and Expenses

Each of the Parties acknowledges and agrees that it shall be responsible for all costs and expenses incurred by it in connection with the preparation and

execution of this Proposal and the negotiation, preparation and execution of the formal agreements or any other agreements contemplated herein.

7. Binding Effect

The Parties acknowledge that this Proposal is a binding agreement between them. This Proposal, once accepted by all the Parties, shall be governed by, and be construed with, the laws of the Province of British Columbia, excluding conflict of laws rules or principles embodied therein that would permit or require the application of the law of any jurisdiction other than the Province of British Columbia. The Parties hereby attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

8. Assignment

No Party may assign or transfer any of its interest in or under its rights or benefits hereunder without the prior consent of the other Party, which consent shall not be unreasonably withheld; provided that KPI may assign its rights hereunder to a public entity whose initial primary asset will be the rights in the Licenses and other oil and gas prospects or licenses in Papua New Guinea.

9. Time for Acceptance of Proposal

Your prompt consideration of this Proposal would be appreciated. This Proposal is open for acceptance by you until 5:00 p.m. (Vancouver time) on the 23rd day of May, 2007 after which time it shall terminate and no longer be open for acceptance. Time shall be of the essence of this Proposal.

10. Manner for Acceptance of Proposal

If the foregoing is satisfactory, please evidence your acceptance of and agreement with the foregoing by executing a copy of this Proposal and returning it to KPI at the following address:

Kepis & Pope Investments Inc.
2100 1075 West Georgia Street
Vancouver, B. C. V6E 3G2

Attention: President
Fax: (604) 685-2163

Farmor may accept this Proposal by execution hereof in one or more counterparts and all such counterparts together shall constitute one agreement. Delivery

of a counterpart by facsimile transmission of an originally signed copy of this Proposal shall be deemed to be delivery of an originally executed copy.

We would like to thank you for the opportunity to make the foregoing proposal to you and look forward to working with you to complete these transactions amicably and expeditiously.

Yours truly,

Kepis & Pobe Investments Inc.

Per: ______________________

Authorized Signatory

Accepted and agreed to this 23 day of May, 2007 by:

Cheetah Oil & Gas Ltd.

Per: ______________________

Ian Mckinnon, Chairman

Address for Notices: